FIRST AMENDMENT TO MANAGEMENT AGREEMENT

This First Amendment to Management Agreement (“First Amendment”) is entered into by and between MOTION PICTURE HALL OF FAME, INC., a Nevada corporation (“Owner”) and RIPLEY LEISURE MANAGEMENT, INC., a Delaware corporation (“Operator”).

Whereas, on March 26, 2004, Owner and Operator executed a Management Agreement for the development, operation, maintenance and management of a Motion Picture Hall of Fame in Hollywood, California, and in other cities around the world (the “Agreement”); and

Whereas, Owner and Operator desire to amend the Agreement as herein set forth.

Now, therefore, for and in consideration of the sum of Ten Dollars ($10.00), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Owner and Operator agree as follows:

1. Section 12.11 of the Agreement is deleted in its entirety and replaced with the following new Section 12.11:

“Successors and Assigns. Neither Operator nor Owner may assign its interest under this Agreement or any rights or duties hereunder to without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed. The transfer of a majority interest of the voting stock or general partnership interests in Operator of Owner shall be deemed to be an assignment; provided, however, if Operator or Owner shall be a publicly traded company, the foregoing shall not apply. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything in this Agreement to the contrary Operator may assign this Agreement to any Affiliate without the prior written consent of Owner.

In the event either Owner or Operator shall desire to become a publicly traded company, the party desiring to become a publicly traded company (i) shall comply with all applicable laws, including disclosure and registration requirements, (ii) shall waive any and claims against the other party arising out of such securities offering, and (iii) shall indemnify and hold harmless the other party against any and all claims made against the other party arising out of such securities offering, and the procedures and terms set forth in Article X shall apply.”

2.	The effective date of this First Amendment shall be March 27, 2004.

3.	All definitions, terms and conditions of the Agreement not specifically amended by this First Amendment shall remain unaltered in full force and effect.

Exhibit 10.1
Page 1 of 2 Pages

In witness whereof, Owner and Operator have caused this First Amendment to be executed by its duly authorized representative.

OWNER:	OPERATOR:

Motion Picture Hall of Fame, Inc.	Ripley Leisure Management, Inc.

/s/ Robert Alexander	/s/ Scott Line
By:__________________________	By:_________________________
Name: Robert Alexander	Name: Scott Line
Title: President	Title: V.P. Legal & Business Development
Date: 7-27-07	Date: 9/14/07

Exhibit 10.1
Page 2 of 2 Pages